AMENDED AND RESTATED WHOLESALING AND PLACEMENT AGENT AGREEMENT

AMENDED AND RESTATED WHOLESALING AND PLACEMENT AGENT AGREEMENT (the “Agreement”) dated as of April 1, 2012, by and between Alternative Strategies Brokerage Services, Inc., a corporation organized under the laws of the State of Delaware and a broker-dealer registered with the U.S. Securities and Exchange Commission, or any successor thereto (“ASBSI”) and ASGI Mesirow Insight Fund, LLC (formerly Wells Fargo Multi-Strategy 100 Master Fund I, LLC) (the “Fund”).

W I T N E S S E T H

WHEREAS, the Fund has investment policies and objectives, corporate structure, management and other characteristics as described in (i) the Fund’s Confidential Private Placement Memorandum and its Limited Liability Company Agreement (together, the “Offering Memorandum”); and (ii) the Fund’s fact sheets, as revised or supplemented from time to time (collectively with other sales and marketing materials prepared by the Fund, the “Fact Sheets”, and, collectively with the Offering Memorandum, the “Offering Documents”); and

WHEREAS, the Fund offers two classes of  interests – namely Class A interests (“Class A Interests”) and Class I interests (“Class I Interests” and, collectively with Class A Interests, the “Interests”), with different compensation structures as described in the Fund’s Rule 12b-1 Plan (the “Rule 12b-1 Plan”); and

WHEREAS, the Fund now wishes to engage ASBSI for the purpose of providing wholesaling and placement agent services in accordance with the terms of this Agreement as of the date hereof; and

WHEREAS, ASBSI wishes to be engaged by the Fund to provide wholesaling and placement agent services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the covenants, warranties and agreements set forth herein, and for other valuable consideration received, the Fund and ASBSI hereby agree as follows (capitalized terms not otherwise defined herein shall be used herein as defined in the respective Offering Memorandum):

1.           Services.  ASBSI shall (i) use its reasonable efforts to provide information, training and support services to (a) any other placement agents and any sub-placement agents engaged in the placement of Interests of the Fund and (b) any other intermediaries (including, without limitation, Wells Fargo Bank, N.A.) purchasing or recommending Interests for the benefit of their clients; and (ii) use its reasonable efforts to engage sub-placement agents that shall solicit purchases of the Fund’s Interests by eligible investors.  ASBSI shall provide the foregoing services for the purpose of assisting the Fund in procuring subscriptions for the purchase of Interests by eligible investors in accordance with the provisions of the Fund’s Offering Documents and the Fund’s form of Subscription Agreement.  Such services with respect to the Fund may include, without limitation, providing copies of Offering Documents; responding to questions about the Fund, the Offering Documents and investor accounts from placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors; coordinating periodic or occasional meetings to provide, or otherwise providing, information to placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors about the strategies, performance and other characteristics of the Fund; and, as agent for the Fund, selecting sub-placement agents and entering into Sub-Placement Agent Agreements with such sub-placement agents.  ASBSI shall not be responsible for directly soliciting prospective eligible investors or for accepting or rejecting subscriptions submitted by prospective eligible investors, although ASBSI may meet with investors and prospective eligible investors, with or without a placement agent, sub-placement agent or other intermediary, for non-solicitation purposes that may include, without limitation, assisting with the completion of subscription documents.  Subscriptions generally shall be submitted by or through a placement agent, sub-placement agent or other intermediary, and all subscriptions shall be subject to acceptance by the Fund, it being understood that the Fund, acting through Alternative Strategies Group, Inc., the Fund’s investment adviser (“ASGI”), shall have the right to accept or reject subscriptions in its sole discretion.  ASBSI shall not have any obligation to purchase, as principal, Interests under any circumstances.

2.           Acknowledgments and Agreements of ASBSI.

(a)           ASBSI acknowledges that the offering of Interests has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  ASBSI acknowledges that offers and sales of Interests will be made in accordance with Rule 506 of Regulation D under the Securities Act.

(b)           ASBSI acknowledges that Interests will be offered and sold only to persons, each of whom is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act who, either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the Securities Act, has such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the Fund.

(c)           ASBSI agrees that all activities by it and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”).

(d)           ASBSI acknowledges that Interests will be offered and sold directly by the Fund, or will be offered and sold by other placement agents retained by the Fund, by sub-placement agents retained by ASBSI or any other such placement agents, or through other intermediaries, in each case through direct individual contacts with each prospective purchaser of Interests and not by means of any form of general solicitation or general advertising, including but not limited to:  (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, the internet or otherwise, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e)           ASBSI acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning the Fund or the Interests which are inconsistent with the Offering Documents or with written supplemental material approved for use by the Fund (“Supplemental Material”) and that all offers of Interests shall be made in conformity with the terms and conditions set forth in the Offering Memorandum.

(f)           To the extent ASBSI delivers copies of the Offering Documents and/or Supplemental Material as then in effect, as provided to ASBSI by the Fund or an agent of the Fund, ASBSI will maintain records identifying the name and address of each other placement agent, sub-placement agent, other intermediary or prospective purchaser to whom it delivers copies of such materials and the sequence numbers of such materials it delivers to such placement agent, sub-placement agent, other intermediary or prospective purchaser.

(g)           ASBSI shall not prepare any written materials to be submitted to prospective investors in the Fund, or distribute any such written materials prepared by others, without submitting such written materials to the Fund for its prior approval.

(h)           ASBSI shall only deliver the Offering Documents or any Supplemental Material to (i) a placement agent that has been retained and duly authorized by the Fund and its Board of  Managers to procure subscriptions for the purchase of Interests; (ii) a sub-placement agent that has been retained and duly authorized by ASBSI or another duly authorized placement agent of the Fund; (iii) an intermediary which it knows is duly authorized to purchase Interests on behalf of, or recommend Interests to, such intermediary’s clients; or (iv) any person in any jurisdiction in which it knows, after due investigation, such delivery would be lawful.  ASBSI represents to the Fund that it has informed itself as to the applicable legal restrictions governing the offer and sale of Interests under the laws of any jurisdiction in which it intends to deliver such materials and that the sale of Interests by the Fund to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of ASBSI.

(i)           To the extent required by the Fund’s Rule 12b-1 Plan, ASBSI shall provide to the Board of Managers of the Fund in connection with the Fund’s Rule 12b-1 Plan, not less than quarterly, a written report of the amounts expended pursuant to such Rule 12b-1 Plan and the purposes for which such expenditures were made.

(j)           During the term of this Agreement, ASBSI undertakes to comply with the foregoing covenants in connection with its wholesaling and placement agent activities and agrees not to take any action that it knows will result in a violation of any of the restrictions on the offering of Interests described in the foregoing acknowledgments.

3.           Access to Information.  ASBSI shall retain, for a period of at least five years, copies of any documents generated or received by it in the ordinary course of business pertaining to the services performed by it pursuant to this Agreement or as otherwise required by this Agreement.  At the request of the Fund or its duly authorized representatives, ASBSI shall afford to them reasonable access to documents related to the Fund during related customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of the Fund or its authorized representatives.

4.           Compensation. In connection with subscriptions for Class A Interests of the Fund, the Fund shall receive the current net asset value and ASBSI shall be entitled to receive commission payments for subscriptions, including any placement fees and fees paid in connection with the Fund’s Rule 12b-1 Plan, each in the amounts and in the manner described in the Fund’s then current Offering Memorandum.  In connection with subscriptions for Class I Interests of the Fund, the Fund shall receive the current net asset value and ASBSI shall not be entitled to receive placement fees or any other commission payments.

5.           Expenses.  Unless otherwise agreed in writing by the Fund, ASBSI shall bear all of its own costs and expenses incurred in the performance of its services with respect to the Fund pursuant to this Agreement, including those relating to personnel, office space, travel, entertainment and other services.

6.           Representations of the Fund.

(a)           The Fund has prepared and furnished its Offering Memorandum and its other Offering Documents to ASBSI, and will furnish ASBSI with Supplemental Material and such other information with respect to the business, operations, assets, liabilities and prospects of the Fund, as ASBSI may reasonably request.  ASBSI may rely upon the accuracy and completeness of the Offering Documents and all such other information and the Fund acknowledges that ASBSI has not been retained to independently verify any of such information.  The Fund will be solely responsible for the contents of its Offering Documents, Supplemental Material and any and all other written communications provided by or on behalf of the Fund to ASBSI, any other placement agent, sub-placement agent or other intermediary.  The Fund represents and warrants that its Offering Documents, Supplemental Material and such other communications will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Fund authorizes ASBSI to provide its Offering Documents and Supplemental Material to (i) other placement agents retained and duly authorized by the Fund and its Board of Managers to procure subscriptions for the purchase of Interests, (ii) sub-placement agents retained and duly authorized by ASBSI or another duly authorized placement agent of the Fund; and (iii) other intermediaries duly authorized to purchase Interests on behalf of, or to recommend Interests to, such intermediaries’ clients.

(b)           If at any time prior to the completion of the offer and sale of Interests an event occurs which would cause the Fund’s Offering Documents or any Supplemental Material (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund will notify ASBSI immediately of such event and ASBSI will suspend the distribution of such materials until such time as the Fund shall prepare a supplement or amendment to the relevant Offering Document(s) and/or Supplemental Material which corrects such statement or omission.  The Fund will provide ASBSI with such new Offering Document(s) upon being updated or supplemented.

7.           Effectiveness of Agreement.  This Agreement shall become effective as of the date set forth above and shall remain in force for two years unless sooner terminated or continued as provided below.  This Agreement shall continue in effect after such term if its continuance is specifically approved by a majority of the Fund’s Board of Managers and a majority of the 12b-1 Managers referred to in the Fund’s Rule 12b-1 Plan ("Rule 12b-1 Managers") at least annually in accordance with the 1940 Act and the rules and regulations thereunder.

8.           Termination of Agreement.  This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Fund’s Rule 12b-1 Managers or by a vote of a majority of the Fund's outstanding Interests on not more than sixty (60) days written notice to ASBSI;  and shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.           Modification; Waiver.  Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party(s) to be charged with such amendment, waiver or modification.

10.           Entire Agreement and Binding Effect.  This Agreement represents the entire agreement between the parties, and shall be binding upon and inure to the benefit of the parties and their respective successors.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of North Carolina applicable to contracts made and entirely to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ASGI MESIROW INSIGHT FUND, LLC

By:	/s/ Adam I. Taback
Name: Adam I. Taback
Title: President

ALTERNATIVE STRATEGIES BROKERAGE SERVICES, INC.

By:	/s/ Yukari Nakano
Name: Yukari Nakano
Title: Chief Operating Officer